Exhibit 99.1

Company Contact:

Donald H. Walker	Bill Roberts, CTC
Vice President-Finance and CFO	(937) 434-2700
Frisch’s Restaurants, Inc.	Wayne Buckhout, CTC
(513) 559-5202	(937) 434-2700

Frisch’s Restaurants, Inc. Names New Regional Director of Golden Corral Division

FOR IMMEDIATE RELEASE

Cincinnati, OH – January 18, 2006 – Frisch’s Restaurants, Inc. (Amex:FRS), announced today that effective January 30, 2006, Michael R. Dunham will become the Company’s Regional Director of its Golden Corral Division, replacing Todd M. Rion, who resigned.

Dunham brings 20 years of restaurant work experience. Throughout his career, he has worked for Taco Bell, Ground Round, Chevy’s and Rio Bravo. Most recently, he served as the Vice President of Operations for Roma Corp, Inc., operator of Tony Roma’s, based in Orlando.

Frisch’s Restaurants, Inc. is a regional company that operates full service family-style restaurants under the name of Frisch’s Big Boy. The Company also operates grill buffet-style restaurants under the name Golden Corral under certain licensing agreements. All restaurants operated by the Company are located in various regions of Ohio, Indiana, Kentucky, Pennsylvania and West Virginia. Plans are in place to expand Golden Corral operations into Columbus, Ohio, Northern Indiana and Southern Michigan.

The Company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service mark in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. The Company also licenses Big Boy restaurants to other operators in certain parts of Ohio, Kentucky and Indiana.